Exhibit 10(ll)

Supplemental Executive Insurance Plan

(As Amended and Restated Effective January 1, 2005)

Purpose

The purpose of the Supplemental Executive Insurance Plan (the “Plan”) is to provide supplemental permanent life insurance for senior executives and other participants (each, a “Participant”) that provides protection for Participants and their families. The Plan is sponsored by Bank of America Corporation, a Delaware corporation (the “Corporation”). For purposes of the Plan, for calendar years beginning prior to January 1, 2006, MBNA Corporation, collectively with MBNA America Bank, N.A. and their subsidiaries, was the Corporation.

Effective Date

The initial effective date of the Plan was September 8, 2003. The Corporation is amending and restating the Plan as set forth herein effective as of January 1, 2005 (unless otherwise provided herein) to (1) provide for the Plan’s compliance with the requirements of Internal Revenue Code (“Code”) Section 409A, to the extent applicable, (2) reflect operational changes and (3) otherwise meet current needs.

Administration; Named Fiduciary

Effective as of January 1, 2006, the Plan shall be administered by the Bank of America Corporate Benefits Committee (the “Committee”). The Committee shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee may adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding on all parties having or claiming to have an interest under the Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretive issues that may arise in connection with its administration of the Plan (including, without limitation, any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law. For purposes of the Plan, for calendar years beginning prior to January 1, 2006, the Committee was the Compensation Committee of the Board of Directors of the Corporation.

Insurance Policies

The Corporation will use reasonable efforts to arrange for the issuance of one or more whole life insurance policies on the life of each Participant in the Plan on a guaranteed issue basis. Each policy under this Plan will be issued by Northwestern Mutual Life or another nationally recognized insurer (the “Insurer”) selected by the Committee from time to time in its sole discretion. The Committee will determine the type and terms of each policy to be issued to a Participant pursuant to the Plan, including, but not limited to, the amount of death benefits and scheduled premiums under each policy.

Requirements of Participant

Each Participant will, as a condition to participation, take all actions reasonably necessary to apply for and acquire a policy on the Participant, including, without limitation, providing such information that the Insurer may require.

The Corporation may need information concerning policies in connection with its administration of the Plan including information concerning ownership, dividend elections and performance. Each Participant, by participating in the Plan, authorizes the Corporation or its agent to obtain from the Insurer any information the Corporation deems appropriate concerning the policies at any time.

The Corporation intends to purchase and hold insurance on the lives of Participants to fund the costs of the Plan. The Corporation will pay all premiums and will own and be the sole beneficiary of any such policy. Each Participant, as a condition to participating in the Plan, authorizes the Corporation to arrange to purchase insurance on the life of the Participant and agrees to cooperate with the Corporation in the issuance of the policy, including completion of an application and providing such other information as the Insurer may require, but will not be required to take a physical examination.

Ownership

Each Participant will be the owner of such Participant’s policy and may exercise all rights of ownership with respect to the policy. The Corporation will have no right to or interest in any policy issued pursuant to this Plan at any time.

Election of Dividends Option

Each Participant will elect that all dividends declared by an Insurer on a policy shall be applied to purchase additional paid-up insurance on the life of the Participant. The Participant will not change the dividend election prior to payment of all scheduled premiums on the policy.

Premiums and Taxes

Subject to the terms of the Plan, the Corporation shall pay the full amount of the scheduled premiums for each Participant’s policy on the dates such premiums are due according to the terms of the policy but in no event later than the 60th day of each calendar year. The Corporation’s payment of insurance premiums for a Participant under this Plan shall be treated as additional compensation for such Participant in the calendar year in which they are paid. The Corporation shall pay the premiums directly to the Insurer. The Participant will be responsible for any premium payments not scheduled at the time of issuance of the policy.

The Corporation may, in its sole and absolute discretion, also pay an amount to a Participant to cover all or a portion of the Participant’s income tax liability resulting from the Corporation’s payment of insurance premiums pursuant to the Plan. The Corporation shall include the amount of premiums and any taxes it pays for a Participant in the Participant’s Form W-2 for the year in which such premium payments are made and taxes are paid. The Corporation shall withhold taxes from Participants and remit them to taxing authorities in accordance with applicable law.

Termination of Rights and Obligations

The right of a Participant to participate in the Plan and the Corporation’s obligation to pay premiums for such Participant’s policy as required under the Plan shall automatically terminate upon termination of the Participant’s employment with the Corporation for any reason, voluntary or involuntary, other than (a) the Participant’s Disability, as defined in the Corporation’s long term disability or similar plan, (b) the Participant’s retirement at or after age 65, or sooner with the approval of the Committee, (c) termination of the Participant’s employment with the Corporation at any time after a Change of Control (as defined below) either (i) by the Corporation without Cause (as defined below) or (ii) by the Participant for Good Reason (as defined below), (d) termination of the Participant’s employment by the Corporation without Cause or by the Participant for Good Reason before a Change of Control, in either case if (i) the Change of Control actually occurs, (ii) the termination of employment occurred within 12 months before the Change of Control, and (iii) it is reasonably demonstrated that such termination of employment for Cause, or the actions underlying the Good Reason, as applicable, were at the request of a third-party who has taken steps reasonably calculated to effect the Change of Control or otherwise occurred in connection with or in anticipation of, a Change of Control, or (e) in the case of a Participant who was a member of the Corporate Policy Committee (or any successor committee) on the date immediately preceding the Change of Control, termination of such Participant’s employment with the Corporation for any reason other than Cause, Disability or death, within the 30-day period beginning one year after a Change of Control.

The Corporation will continue to make premium payments following the termination of Participant’s employment in the circumstances described in clauses (a), (b), (c), (d) and (e) above, subject to the Corporation’s right to amend or terminate the Plan as provided in this Plan.

In addition, the Corporation may cease paying for premiums on a policy immediately if the Participant (a) changes the dividend option elected under a policy prior to the payment of all scheduled premiums on the policy without the Corporation’s prior written consent, (b) files a petition for relief under the bankruptcy laws, or (c) cancels the Participant’s policy or assigns any rights in the policy to the Insurer or any other third party without the Corporation’s consent, unless the assignment is to one or more of the Participant’s immediate family members or to a trust for the exclusive benefit of one or more members of the Participant’s immediate family. This paragraph shall apply to any assignee as it applies to the Participant. For purposes of this Plan “assignment” includes any pledge or grant of a security interest in a policy and “immediate family” shall include the Participant’s spouse, parents, descendants, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

The following definitions shall apply for purposes of this Plan:

“Cause” means:

(a)      For each Participant who was a member of the Corporate Policy Committee (or any successor committee) on the date immediately preceding a Change of Control—a conviction of the Participant for a crime that constitutes a felony for embezzling Corporation funds or for theft of Corporation property; or

(b)      For all other Participants—(i) willful and continued failure by a Participant to substantially perform the Participant’s duties with the Corporation as such duties may be reasonably defined from time to time; (ii) a significant violation of the Corporation’s code of ethics; or (iii) a felony conviction or guilty plea that results in a sentence that is not suspended of incarceration of 6 months or more.

“Change of Control” means:

(a)      The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of the common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation or any corporation or other entity controlled by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation or other entity controlled by the Corporation, (D) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition, or (E) any acquisition by an underwriter temporarily holding securities pursuant to an offering; or

(b)      Individuals who, as of the effective date hereof, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Corporation; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval, without prior written notice to the Board of Directors objecting to the nomination, of a proxy statement in which the individual was named as nominee), shall be considered as though such individual were a member of the Incumbent Board but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board of Directors of the Corporation; or

(c)      Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (or a corporation or other entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries (either corporation or entity, a “Resulting Corporation”)) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any Resulting Corporation or any employee benefit plan (or related trust) of the Corporation, such Resulting Corporation or any corporation controlled by either) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

(d)      Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Without in any way broadening the definition of “beneficial owner,” for purposes of this definition, no Person will be the “beneficial owner” of any security solely (1) because the security has been tendered into a tender or exchange offer until the tendered security is accepted for payment or exchange or (2) because of the power to vote or direct the voting of the security pursuant to a revocable proxy given in response to a public proxy or consent solicitation that was made to more than 10 holders of a class of security that is then registered under Section 12 of the Exchange Act. In addition, a Change of Control shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 40% of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities as a result of the acquisition of securities by the Corporation or any corporation or other entity controlled by the Corporation; provided that, if after such acquisition by the Corporation or corporation or other entity such Person becomes the beneficial owner of additional Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities that increases the percentage beneficially owned by such Person and the percentage continues to be above 40%, a Change of Control of the Corporation shall then occur.

“Good Reason” means:

(a)      Any reduction in the salary or annual bonus potential or any significant reduction in aggregate compensation and benefits (other than salary and bonus potential), other than (i) an isolated, insubstantial and inadvertent reduction not occurring in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the affected Participant, or (ii) a reduction in aggregate compensation and benefits (other than salary and bonus potential) to a level which is applicable to all similarly-situated employees of the Corporation; or

(b)      The Corporation’s requiring the Participant to be based at any office or location more than 60 miles from that at which he was based immediately before a Change of Control.

Corporation’s Discretionary Right to Amend or Terminate Plan

The Corporation may, in any manner, amend the Plan or terminate the Plan or any Participant’s rights to participate under the Plan at any time. The Corporation may, pursuant to an amendment or the termination of the Plan, cease to (a) arrange for the issuance of policies under the Plan, (b) pay the premiums on any or all policies issued under the Plan and (c) pay tax gross ups for any or all Participants, all without prior notice. No consent of any Participant shall be required for the Corporation to amend or terminate the Plan.

Notwithstanding the foregoing, after a Change of Control, the Corporation (or any successor corporation) may not amend or terminate this Plan in a manner adverse to any Participant or cease to pay premiums or tax gross ups without the consent of such Participant.

Claims Procedure

Each person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee on a form or forms prescribed by the Committee. If no form or forms have been prescribed, a claim for benefits shall be made in writing to the Committee setting forth the basis for the claim. Each Claimant shall furnish the Committee with such documents, evidence, data or information in support of such claim as the Committee considers necessary or desirable.

If a claim for benefits under the Plan is denied, either in whole or in part, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; and (iv) an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA §502(a) following an adverse benefit determination on review. The written notice of claim denial shall be provided to the Claimant within a reasonable period of time, but not more than ninety days after receipt of the claim by the Committee, unless special circumstances require an extension of time for processing the claim, in which case the Committee shall provide a written notice of such extension to the Claimant before the expiration of the initial ninety day period. In no event shall such extension exceed ninety days from the end of such initial period.

Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the Committee’s determination within such sixty-day period, he or she shall be barred and estopped from challenging the Committee’s initial determination.

A final and binding decision shall be made by the Committee within sixty days of the filing by the Claimant of his or her request for reconsideration; provided, however, that if the Committee, in its discretion, determines that special circumstances require an extension of time for processing the claim, the Committee shall provide a written notice of such extension to the Claimant before the expiration of the initial sixty day period. The Committee’s decision shall be conveyed to the Claimant in writing and shall include: (i) specific reasons for the decision, written in a manner calculated to be understood by the Claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, and (iv) a statement of the Claimant’s right to bring a civil action under ERISA §502(a).

Miscellaneous

Participation in the Plan does not constitute an employment contract between the Corporation and any Participant.

No Insurer shall be a party to or a beneficiary of this Plan and no provision of this Plan nor any modification or amendment hereof, shall in any way be construed as enlarging, changing, varying, or in any other way affecting the obligations of an Insurer as expressly provided in a policy.

This Plan and the rights and obligations established under this Plan shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws.

The Plan is intended to comply with Section 409A of the Code, to the extent applicable, and shall be interpreted and administered consistently with this intent.

IN WITNESS WHEREOF, this instrument has been executed by the Corporation on the 15th day of December, 2006 and effective as of January 1, 2005.

BANK OF AMERICA CORPORATION

By:	/s/ J. Steele Alphin
J. Steele Alphin, Global Human Resources
Executive